                                                                EXHIBIT 99.1

                      [CONCENTRA MANAGED CARE, INC. LETTERHEAD]

                                                       FOR IMMEDIATE RELEASE

CONTACT:  Joseph F. Pesce
          Chief Financial Officer
          (617) 367-2163, eXT. 5101


                  CARLYLE RESIGNS AND LARSON ELECTED AS CHAIRMAN OF
                            CONCENTRA MANAGED CARE, INC.

     BOSTON, MASSACHUSETTS, (January 15, 1998) - Concentra Managed Care, Inc. (Nasdaq/NM: CCMC) today announced that John K. Carlyle, Chairman of the Board of Concentra Managed Care, Inc., well step down as chairman effective tomorrow, January 16th. The board of directors announced following their meeting in Boston today that Donald J. Larson, President and CEO of Concentra, has been elected chairman, effective tomorrow. Carlyle will remain on the board as a director for the balance of his three-year term.

     "Given the successful integration of the two companies following our merger and the confidence I have in Don Larson and the management team at Concentra, the time was right for me, both personally and professionally, to step down as chairman, " says Carlyle. "Being an integral part of creating the first fully integrated managed care company in the workers' compensation and auto cost containment industry has been a rewarding experience for me."

     "Working with John on creating a strong management team as a result of the merger of our two companies has been a great experience," says Larson. "We will look forward to continuing to have John participate in our continued growth and development as an active member of our board."

     Concentra Managed Care is the nation's first fully integrated managed care company focused on auto and workers' compensation cost containment. Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of injury, injury care, specialist networks and specialized cost containment to the disability and automobile injury markets. The Company has 123 field case management offices, with approximately 1,350 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The Company also has 83 service locations that provide specialized cost containment services including utilization management, telephonic case management, and retrospective bill review. Under the name Concentra Medical Centers, the Company operates the nation's largest network of occupational healthcare centers, currently managing the practices of 255 physicians located in 142 centers in 37 markets in 20 states.